Exhibit 10.1

FIRST AMENDMENT TO INDEPENDENT CONTRACTOR AGREEMENT

This First Amendment to Independent Contractor Agreement (the “Amendment”) is entered into as of July 1, 2026 (the “Amendment Effective Date”), by and between Trio Petroleum Corp, a Delaware corporation (the “Company”), and Greg Overholtzer (“Contractor”).

WHEREAS, the Company and Contractor entered into that certain Independent Contractor Agreement dated January 1, 2026 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to increase the Contractor’s monthly compensation as of July 1, 2026.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Amendment to Section 4(a).

Effective as of the Amendment Effective Date, Section 4(a) of the Agreement is hereby amended by replacing the Monthly Fee of Fifteen Thousand Dollars ($15,000) with Seventeen Thousand Dollars ($17,000) per month.

Accordingly, the Company shall pay Contractor beginning July 1, 2026 a fee of Seventeen Thousand Dollars ($17,000) on the first business day following the end of each calendar month for each full calendar month during the Term, with any partial month to be prorated in accordance with the Agreement. The first payment, due and payable on July 1, 2026, shall be the payment due for services provided by the Contractor during the month of June 2026, and not in addition to the payment in the amount of $15,000, which would have otherwise been due and payable on July 1st under the terms of Agreement.

2.	Compensation Review.

The parties acknowledge and agree that the Contractor’s compensation shall be reviewed by the Company and its Compensation Committee, if applicable, on or before December 31, 2026. Any future adjustment to compensation shall be subject to mutual agreement of the parties and, where required, approval by the Company’s Board of Directors or Compensation Committee.

3.	Ratification.

Except as expressly amended by this Amendment, all terms, conditions, covenants and provisions of the Agreement shall remain unchanged and in full force and effect and are hereby ratified and confirmed by the parties.

4.	Governing Law.

This Amendment shall be governed by and construed in accordance with the laws specified in the Agreement.

5.	Counterparts.

This Amendment may be executed in counterparts, including electronic counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Independent Contractor Agreement as of the date first written above.

TRIO PETROLEUM CORP

By:	/s/ Robin Ross
Name:	Robin Ross
Title:	Chief Executive Officer

CONTRACTOR

/s/ Greg Overholzer
Greg Overholtzer